UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 14, 2005

MINDSPEED TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-50499 (Commission File Number)	01-0616769 (I.R.S. Employer Identification No.)

4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660-3095
(Address of Principal Executive Offices) (Zip Code)

(949) 579-3000
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.

     On March 14, 2005, Mindspeed Technologies, Inc. (the “Company”) executed an Amended and Restated Sublease (the “Sublease”) with Conexant Systems, Inc. (“Conexant”), with respect to its headquarters located in Newport Beach, California. The premises consist of approximately 193,137 square feet and the monthly rent is $328,332. The initial term of the Sublease expires on June 26, 2008 and the Company has an option to extend the term for an additional two years. The execution of the Sublease was required pursuant to the terms of the existing sublease with Conexant upon Conexant entering into a replacement master lease. The effectiveness of the Sublease is conditioned upon the closing of a sale of the premises.

     On June 27, 2003, Conexant completed the spin-off to Conexant stockholders of all outstanding shares of the Company, then a wholly-owned subsidiary of Conexant. In connection with the spin-off, the Company issued to Conexant a warrant to purchase 30,000,000 shares of common stock of the Company at an exercise price of $3.408 per share, subject to adjustments for anti-dilution purposes. The warrant is exercisable until June 27, 2013. The Company and Conexant are also parties to an employee matters agreement, a tax allocation agreement and a transition services agreement entered into in connection with the spin-off. Dwight Decker, who serves as the chairman of the board of the Company, is the chairman of the board and chief executive officer of Conexant. Two other members of the Company’s board of directors, Jerre Stead and Donald Beall, also serve on Conexant’s board of directors.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.
Date: March 17, 2005	By:	/s/ SIMON BIDDISCOMBE
Simon Biddiscombe
Senior Vice President, Chief Financial Officer, Treasurer and Secretary